UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

CLAYTON WILLIAMS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Desta Drive, Suite 6500

Midland, Texas  79705-5510

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(432) 682-6324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The Compensation Committee of the Board of Directors of Clayton Williams Energy, Inc. (the “Company”), in September 2002, adopted an incentive plan for officers, key employees and consultants, excluding Clayton W. Williams, the Chairman of the Board, President and Chief Executive Officer of the Company, who promote the Company’s drilling and acquisition programs. Management’s objective in adopting this plan is to further align the interests of the participants with those of the Company by granting the participants after-payout working interests in the production developed, directly or indirectly, by the participants. The plan provides for the creation of a series of limited partnerships to which the Company, as general partner, contributes a portion of its working interest in wells drilled within certain areas, and the officers, key employees and consultants, as limited partners, contribute cash. The Company pays all costs and receives all revenues until payout of its costs, plus interest. At payout, the limited partners receive 100% of all subsequent revenues and pay 100% of all subsequent expenses attributable to the partnerships’ interests.

On March 28, 2006 the Compensation Committee of the Board of Directors of the Company approved the formation of one limited partnership pursuant to this plan and approved awards of performance-based participation in this partnership to certain officers, key employees and consultants. The Company entered into a limited partnership agreement for the formation of this partnership on May 15, 2006, to be effective as of March 6, 2006. The partnership is as follows:

•                              Floyd Prospect II, L.P., to which the Company will contribute 6% of its working interest in wells to be drilled on certain acreage in Plaquemines Parish, Louisiana.

Item 9.01  Financial Statements and Exhibits

The following exhibits are provided as part of the information furnished under Item 1.01 of this report.

Exhibit
Number	Description

10.1	Agreement of Limited Partnership of Floyd Prospect II, L.P. dated May 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

May 17, 2006	By:	/s/ L. Paul Latham
L Paul Latham
Executive Vice President and Chief Operating Officer

May 17, 2006	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial Officer